400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312-1183

610.640.7800

Fax 610.640.7835

Exhibit 5.2

May 8, 2020

AMETEK, Inc.

1100 Cassatt Road

Berwyn, Pennsylvania 19312-1177

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 (File No. 333-173988) (the “Registration Statement”) of AMETEK, Inc., a Delaware corporation (the “Company”), filed on May 6, 2011 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers an aggregate of 8,500,000 shares of the Company’s common stock, par value $0.01 per share under the Company’s 2011 Omnibus Incentive Compensation Plan (as amended, the “Plan”). As of May 8, 2020, there were a maximum of 6,311,712 shares of the Company’s common stock registered under the Registration Statement underlying outstanding awards (the “Shares”) that could subsequently become available for issuance under the 2020 Omnibus Incentive Compensation Plan (the “2020 Plan”).

We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation, the Company’s By-laws, the Plan and such other agreements, instruments and documents as we have deemed appropriate in rendering this opinion, including the Company’s board resolutions approving the Plan. As to matters of fact, we have relied on certain representations of officers of the Company.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Delaware, including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws of such states and the federal laws of the United States of America. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the 2020 Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

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Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP